UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): August 10, 2011
O’CHARLEY’S INC.

(Exact Name of Registrant as Specified in Charter)

Tennessee	0-18629	62-1192475

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3038 Sidco Drive
Nashville, Tennessee	37204

(Address of Principal Executive Offices)	(Zip Code)
(615) 256-8500

(Registrant’s Telephone Number, Including Area Code)
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition.
     On August 11, 2011, O’Charley’s Inc. (the “Company”) issued a press release announcing its results of operations for the 12-week period ended July 10, 2011. A copy of the press release is furnished herewith as Exhibit 99.1.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On August 10, 2011, the Company’s Board of Directors (the “Board”) named R. Jeffrey Williams as the Company’s Chief Financial Officer, Treasurer and Assistant Secretary effective immediately. Additionally, Mr. Williams will continue as the Company’s Principal Accounting Officer and Corporate Controller until his successor is appointed.
     Mr. Williams, age 44, is a certified public accountant and has served as the Company’s Interim Chief Financial Officer since December 2010. In addition, Mr. Williams has served as Chief Accounting Officer since February 2006 and as Corporate Controller since February 2003. Mr. Williams served as Controller for the O’Charley’s Concept from July 2001 to February 2003. Prior to joining the Company, Mr. Williams served as Controller of The Krystal Company from 2000 to 2001.
     In connection with Mr. Williams’ appointment as the Company’s Chief Financial Officer, Treasurer and Assistant Secretary, the Company entered into an Amended and Restated Executive Employment Agreement (the “Agreement”) with Mr. Williams. The Agreement has an initial term expiring September 30, 2014, and automatically renews for successive one-year terms unless either the Company or Mr. Williams provides written notice of termination at least 90 days but no more than 180 days before the expiration of the initial term or any one-year renewal term. If the Company elects not to extend the initial term or any renewal term, and such decision is not based on a reason that would constitute a termination with cause (as defined in the Agreement), Mr. Williams will be entitled to continued payment of base salary and employee health benefits for the remainder of the term of the Agreement and for a period of 26 weeks thereafter.
     Effective August 10, 2011, Mr. Williams’ base salary is $300,000 per year. Starting with the Company’s 2013 fiscal year, Mr. Williams’ base salary may be increased annually in the discretion of the Compensation and Human Resources Committee (the “Compensation Committee”) of the Board. For the balance of the Company’s 2011 fiscal year, Mr. Williams’ bonus opportunity will remain at the current percentage of base salary for those levels of Company performance previously established by the Compensation Committee, with the bonus amount to be calculated based on Mr. Williams’ new base salary. Beginning with the Company’s 2012 fiscal year, Mr. Williams will be entitled to an annual target bonus opportunity equal to 60% of his base salary, the terms of such bonus opportunity to be determined by the Compensation Committee.
     On August 10, 2011, the Company granted Mr. Williams 30,000 shares of restricted stock (the “Restricted Shares”) pursuant to the Company’s 2008 Equity and Incentive Plan (the “2008 Plan”). Provided that Mr. Williams remains continuously employed by the Company, the Restricted Shares will vest in full on the earlier of August 10, 2014 or upon a change of control (as defined in the 2008 Plan).

     The Agreement contains provisions under which Mr. Williams agrees to (i) refrain from competing with the Company during the term of his employment and for a period of twelve months following the termination of his employment (which period will only be 26 weeks in the event the Company elects not to renew the Agreement for a reason other than one based on a termination with cause); (ii) refrain from hiring or soliciting or attempting to induce any Company employee at the level of director or above to terminate his or her employment with the Company for a period of eighteen months following the termination of his employment; and (iii) not disclose any of the Company’s trade secrets or confidential business or technical information. In partial consideration for Mr. Williams’ agreement to such terms, the Company will make severance payments to him in the event that his employment is terminated without cause (as defined in the Agreement) or he terminates his employment with good reason (as defined in the Agreement). If such a termination occurs, Mr. Williams will be entitled to one times his base salary for the year in which his termination occurs, paid over a period of 52 weeks, and continuation of employee health benefits for a period of twelve months, subject to certain limitations, including those noted above in the context of termination following a non-renewal.
     In the event Mr. Williams is terminated within eighteen months of a change in control of the Company other than for cause, death, disability, or retirement (each as defined in the Agreement), or if Mr. Williams terminates his employment following a change in control for good reason (as defined in the Agreement), Mr. Williams will receive as severance pay in a lump sum an amount equal to 150% his then current base salary. Mr. Williams will also be entitled to, in the event of such termination, continuation of health insurance benefits for twelve months.
     The foregoing summary of the Agreement is qualified in its entirety to such Agreement, which is attached as Exhibit 10.1 hereto and incorporated by reference herein.

Item 7.01.	Regulation FD Disclosure.
     On August 11, 2011, the Company issued a press release announcing its results of operations for the 12-week period ended July 10, 2011 and the appointment of R. Jeffrey Williams as the Company’s Chief Financial Officer. A copy of the press release is furnished herewith as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.
     (d) Exhibits.

10.1	Amended and Restated Executive Employment Agreement dated August 10, 2011, by and between O’Charley’s Inc. and R. Jeffrey Williams
99.1	Press Release dated August 11, 2011

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

O’CHARLEY’S INC.
By:	/s/ R. Jeffrey Williams
R. Jeffrey Williams
Chief Financial Officer and Treasurer

Date: August 11, 2011

EXHIBIT INDEX

Exhibit
Number	Description
10.1	Amended and Restated Executive Employment Agreement dated August 10, 2011, by and between O’Charley’s Inc. and R. Jeffrey Williams
99.1	Press Release dated August 11, 2011